Exhibit 5.1

June 9, 2015

Seventy Seven Energy Inc.

777 N.W. 63rd Street

Oklahoma City, Oklahoma 73116

Re: Seventy Seven Energy Inc. Amended and Restated 2014 Incentive Plan

Ladies and Gentlemen:

We have acted as Oklahoma counsel to Seventy Seven Energy Inc., an Oklahoma corporation (the “Company”), with respect to certain legal matters in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the 2,700,000 shares of the Company’s common stock, par value $.01 per share (the “Shares”), deliverable pursuant to the terms of awards granted under the Seventy Seven Energy Inc. Amended and Restated 2014 Incentive Plan (the “Plan”). At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.

As the basis for the opinion hereinafter expressed, we have examined: (1) the Registration Statement; (2) the Company’s Certificate of Incorporation; (3) the Company’s Bylaws; (4) the Plan; (5) certain resolutions of the Company; and (6) such other minutes, documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of the Company and of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. In addition, we have assumed that the Registration Statement has been filed with the Commission and has become effective under the Act.

Based on the foregoing, on such legal considerations as we deem relevant and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been duly and validly authorized, and, if and when issued in accordance with the Plan and the provisions of the award agreements relating to awards granted under the Plan, for valid consideration at least equal to the par value thereof, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited in all respects to the federal laws of the United States of America and the laws of the State of Oklahoma, and we render no opinion with respect to the laws of any other jurisdiction.

Consent is hereby given for the filing of this opinion with the Commission as an exhibit to the Registration Statement and for the use of our name therein. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ McAfee & Taft A Professional Corporation McAfee & Taft A Professional Corporation